Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Appoints Rob Candelino to Board of Directors

MARYSVILLE, Ohio, November 5, 2024 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that Rob Candelino has been named to its Board of Directors.

Candelino is CEO of PetSafe Brands, the world’s leading pet-technology and services company. He also serves on its Board of Directors. Prior to joining PetSafe, Candelino spent 25 years with Unilever in a variety of roles and with increasing responsibilities, the latest of which was CEO of Unilever Thailand and Regional Head of Inland ASEAN.

“Rob’s diverse background will make him a valuable resource at a time when we are investing heavily in our brands and evolving our lawn and garden franchise for future growth,” said Jim Hagedorn, chairman, CEO and president of ScottsMiracle-Gro. “He understands the power of market-leading brands and has done notable work with world-class, fast-moving consumer goods companies such as ours. While he is regarded for his marketing skills, he is just as adept at general management and leading high-performing teams. We look forward to his insights and expect him to be an enthusiastic contributor.”

Candelino has broad and deep global experience in consumer brands, from product development and innovation to marketing, sales and strategy. He has led award-winning initiatives for iconic brands, such as Dove and Dove Men+Care. In 2013, he was inducted into the American Advertising Federation’s Hall of Achievement in recognition of his significant contributions to the advertising and media industry.

Candelino is a graduate of The University of Guelph, in Ontario, Canada, where he was recently recognized as a “Notable Alumni” for his accomplishments and philanthropic leadership. He has served on the boards of directors of nonprofit organizations, such as Clean the World Foundation, and the Personal Care Products Council. He fills the Board seat that previously was held by Nancy Mistretta, who retired in January 2024.

“I am excited and honored to join Jim and the impressive Board of Directors,” Candelino said. “Throughout its rich history, ScottsMiracle-Gro has always been a leader in innovation and brand development, and I am inspired to help support the vision of helping people enjoy their homes, gardens and lawns.”

Candelino’s appointment continues the Board of Directors’ ongoing review of skill sets and experience with a focus on fresh perspectives and viewpoints. He is the fourth appointment to the Board since 2022, joining fellow Board members Mark Kingdon, former Nevada Governor Brian Sandoval and Edith Avilés.

About ScottsMiracle-Gro

With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 644-7044